Exhibit 1.2

CORPORATE GUARANTY

THIS CORPORATE GUARANTY (“Guaranty”), effective as of May 1, 2015, is made by PEN INC., a Delaware corporation (“Guarantor”), whose address is 431 Fairway Drive, Suite 200, Deerfield Beach, FL 33441, to and with MACKINAC COMMERCIAL CREDIT, LLC, a Michigan limited liability company (“Lender”), whose address is 260 E. Brown Street, Birmingham, Michigan 48009.

RECITALS:

WHEREAS, Lender has agreed to extend credit to NANOFILM, LTD., an Ohio limited liability company (“Borrower”) in an amount up to $1,500,000.00 (the “Loan”), as evidenced by one or more promissory notes executed by Borrower (individually and collectively, the “Note”);

WHEREAS, Borrower has executed and delivered to Lender a Loan and Security Agreement dated April 4, 2014, together with one or more Riders dated April 4, 2014, as amended by a First Amendment to Loan and Security Agreement of even date herewith (collectively, the “Loan Agreement”), and other loan documents executed in connection therewith, (the Loan Agreement, Note and other loan documents are referred to collectively herein as the “Loan Documents”). Capitalized terms used, but not defined in this Guaranty shall have the same meanings as set forth in the Loan Documents; and

WHEREAS, Lender requires as a condition of renewing the Loan, that Guarantor executes and delivers this Guaranty.

1. Amount of Guaranty. In order to induce Lender to renew the Loan to Borrower, Guarantor absolutely and unconditionally guarantees to Lender the due and prompt payment and performance of any and all indebtedness, liabilities and obligations of Borrower to Lender whether now existing or hereinafter purchased or incurred, direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, joint or several, including without limitation, all indebtedness evidenced by the Loan Documents, whether for principal, interest, fees, expenses, costs of enforcement, including reasonable attorneys’ fees, or otherwise (the “Guaranteed Obligations”). In addition, Guarantor shall pay to Lender all costs incurred, including reasonable attorneys’ fees, in enforcing payment and performance of this Guaranty. This is a guaranty of payment and not of collection.

2. Lender’s Authority. Lender may from time to time without notice to Guarantor and/or without Guarantor’s consent and upon such terms and conditions as Lender may deem advisable without affecting this Guaranty:

(a)	release Borrower, any maker, guarantor, surety or other person liable for payment of all or any part of the Guaranteed Obligations;

(b)	make any agreement extending or otherwise altering the time for or the terms of payment of all or any part of the Guaranteed Obligations;

(c)	modify, waive, forbear, compromise, release, subordinate, resort to, exercise or refrain from exercising any right Lender may have hereunder, or under any of the Loan Documents;

(d)	accept or decline additional security or guarantees of any kind;

(e)	endorse, transfer or assign the Note or any other security to any other party;

(f)	accept partial payment or payments on account of the Guaranteed Obligations;

(g)	make further or additional loans or give or extend credit to or for the benefit of Borrower;

1

(h)	release, settle or compromise any of Lender’s claims against Borrower or any other person, firm, corporation, guarantor, or account debtor whose obligation is held by Lender as collateral security for the Guaranteed Obligations;

(i)	release or substitute collateral, guaranties or guarantors; and/or

(j)	amend the Loan Agreement by accepting any new Revolving Credit Loan Rider or Term Loan Rider, whether or not such amendment increases the likelihood of Guarantor’s liability under this Guaranty.

3. Guarantor’s Waivers. Guarantor unconditionally and absolutely waives:

(a)	any obligation Lender may have to protect, secure or insure any of the collateral given to secure the payment of the Guaranteed Obligations or to ensure Borrower’s compliance with any such obligation imposed on Borrower under the Loan Documents;

(b)	any right to participate in any of the collateral given as security for the payment of the Loan;

(c)	notice of Lender’s acceptance of this Guaranty;

(d)	any right to notice of presentment, notice of demand for payment, notice of non-performance, protest, notice of protest and notice of dishonor, notice of non-payment and notice of partial payment;

(e)	any right to notice of any default under any of the Loan Documents or in the performance of any of the covenants and agreements contained therein or in any instrument given as security for the Loan;

(f)	any defense, offset or claim Borrower may have against Lender;

(g)	any limitation or exculpation of liability on the part of Borrower whether contained in the Loan Documents or otherwise;

(h)	the right to notice and the right to consent or object to the transfer or sale by Borrower of any collateral or any diminution in value of any collateral or any release of any collateral;

(i)	any defense, offset or claim of lack of commercial reasonableness in the method, manner, time, place and terms of the disposition of collateral given as security for the Guaranteed Obligations;

(j)	any failure, neglect or omission on Lender’s part to realize upon or protect the Guaranteed Obligations or any collateral given as security therefor;

(k)	any right to insist that Lender prosecute collection of the Guaranteed Obligations or resort to any collateral given as security for the Guaranteed Obligations or to proceed against Borrower or against any other guarantor or surety prior to enforcing this Guaranty; provided, however, in Lender’s sole discretion Lender may, either in a separate action or in an action pursuant to this Guaranty, pursue its remedies against Borrower or any other guarantor or surety, without affecting its rights under this Guaranty;

(l)	any right to participate in or direct such action or proceeding in 3(k) above;

(m)	any right to notice of advances made to Borrower under the Loan Documents;

(n)	any right relating to notice or any order, method or manner of application of any payments on the Guaranteed Obligations; and/or

(o)	any right to insist that Lender disburse the full principal amount of the Loan to Borrower or the order, method, manner or amounts disbursed under the Loan Documents.

2

4. Guarantor’s Revocation. This Guaranty shall remain in full force and effect and be binding upon Guarantor and shall inure to Lender’s benefit until thirty (30) days after the date this Guaranty is expressly terminated by notice in writing delivered personally to or received by registered mail by Lender at the address specified in the introductory paragraph of this Guaranty, or such other address specified in writing to Guarantor; provided, however, that this Guaranty shall remain in full force and effect regardless of such termination with respect to all Guaranteed Obligations in existence on the date of such termination (including any subsequent extension, renewal, modification, amendment or compromise thereof and all subsequently accruing interest and other charges thereon) until all such Guaranteed Obligations are fully satisfied and paid to Lender. In the absence of any termination of this Guaranty in accordance with the provisions of this Section 4, Guarantor agrees that until all Guaranteed Obligations and Guarantor’s obligations under this Guaranty are satisfied, this Guaranty shall remain in full force and effect notwithstanding that from time to time Borrower may be free from all Guaranteed Obligations.

5. Additional Waivers. Guarantor shall not assert against Lender and does hereby unconditionally and absolutely waive all defenses of Borrower and any defenses Guarantor may have against Lender, including, but not limited to, defenses of waiver, release, discharge, bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, fraudulent conveyance, insolvency, lack of consideration, merger of claims under this Guaranty with the Guaranteed Obligations, ultra vires acts, usury, illegality or unenforceability, any defense which, under principles of guaranty, suretyship or other applicable law, would operate to impair or diminish Guarantor’s liability under this Guaranty, any setoff available against Lender by Borrower whether or not on account of a related transaction, and Guarantor shall be and remain liable for any deficiency remaining after foreclosure of any mortgage or any security interest securing the Guaranteed Obligations notwithstanding any provisions of law that may prevent Lender from enforcing such deficiency against Borrower.

6. Effect of Bankruptcy. Guarantor’s liability shall not be affected nor impaired by any voluntary or involuntary dissolution, sale or other disposition of all or substantially all of the collateral or assets of Borrower, receivership, insolvency proceeding, bankruptcy, assignment for the benefit of creditors, reorganization proceeding, arrangement, composition or readjustment of, or other similar event or proceeding affecting Borrower or any of its assets and upon the institution of any of the above actions, at Lender’s sole discretion and without notice thereof or demand therefor, Guarantor’s obligations hereunder shall become due and payable and enforceable against Guarantor, whether or not the Guaranteed Obligations are then due and payable.

7. Marshaling of Assets. Guarantor waives any defense or claim relating to any obligation Lender may have to marshal the collateral or other assets of Borrower for Guarantor’s benefit, and Guarantor agrees that Lender shall be under no duty to marshal the assets of Borrower for Guarantor’s benefit or any third party.

8. Absolute and Unconditional. No act or thing, except for payment in full, which but for this provision might or could in law or in equity act as a release of Guarantor’s liabilities, shall in any way affect or impair this Guaranty. This shall be a continuing, absolute and unconditional Guaranty, and Guarantor’s liability on this Guaranty shall be immediate. Lender may have immediate recourse against Guarantor for full and immediate payment and performance of the Guaranteed Obligations, or any part thereof, at any time after the Guaranteed Obligations have not been paid or performed when due (whether by acceleration or otherwise). Subject to Section 4 hereof, this Guaranty shall remain in full force and effect until the Guaranteed Obligations have been paid in full notwithstanding any change or modification of Guarantor’s relationship with Borrower which exists as of the date hereof.

9. Subordination. All indebtedness and liability now or at any time or times hereafter owing to Guarantor by Borrower is hereby subordinated to the Guaranteed Obligations and, after demand by Lender or default by Borrower, any payment of indebtedness or liabilities of Borrower to Guarantor shall be held in trust for Lender, segregated from other funds, and shall, immediately upon receipt, be turned over to Lender in the exact form received by Guarantor (duly endorsed to Lender, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Lender may determine in its sole discretion.

10. Subrogation. Guarantor waives any claim or other right which Guarantor may now have or may hereafter acquire against Borrower or any other person that is primarily or contingently liable on the obligations that arise from the existence or performance of Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy Lender may have against Borrower or any collateral security therefor, which Lender now has or may hereafter acquire, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law. If any amount shall be paid to Guarantor contrary to the terms of this Section 10, such amount shall be held by Guarantor in trust for Lender, segregated from all other funds, and shall, immediately upon receipt by Guarantor, be turned over to Lender in the exact form received by Guarantor (duly endorsed to Lender, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Lender may determine.

3

11. Setoff. Upon the occurrence and continuation of a Default (as defined in the Loan Agreement) under the Loan Documents, Guarantor hereby authorizes Lender at any time and from time to time to set off and apply any deposit held and any other indebtedness at any time owing by Lender to Guarantor or for Guarantor’s account against its Guaranteed Obligations and liabilities to Lender.

12. Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any part of the Guaranteed Obligations is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy, reorganization, liquidation or dissolution of Borrower or otherwise, all as if such payment had not been made. Guarantor hereby indemnifies and holds Lender harmless from and against all costs and expenses Lender may incur, including reasonable attorneys’ fees, in connection with the defense of a bankruptcy preference action, fraudulent conveyance action, lien avoidance action, or other action relating to Lender’s right to retain amounts previously paid to it in respect of the Guaranteed Obligations, and for all costs and expenses Lender may incur relating to the Guaranteed Obligations or the security therefor during any applicable redemption period following the foreclosure of any mortgage or security interest in any collateral, including but not limited to, taxes and insurance costs in respect of such collateral, whether or not Borrower would be liable to Lender for such costs and expenses.

13. Lender’s Reliance. Guarantor acknowledges that this Guaranty is executed in order to induce Lender to continue to make and disburse the Loan with the intent that Lender will rely upon it in making and disbursing the Loan with the knowledge that Lender would not continue to disburse the Loan but for execution of this Guaranty. Disbursement of any part of the Loan, without any further action or notice, shall constitute conclusive evidence of Lender’s reliance hereon.

14. Representations and Covenants. Each of the undersigned hereby represents and agrees as follows:

(a)	The fair saleable value of Guarantor’s assets exceeds its liabilities, including the liability undertaken pursuant to this Guaranty; Guarantor is meeting its current liabilities as they mature; its financial statements furnished to Lender are true and correct; since the date of such financial statements, there have been no material adverse change in Guarantor’s financial condition; there are not now pending any material court or administrative proceedings or any undischarged judgments against Guarantor, and no federal or state tax liens have been filed or threatened against Guarantor, nor is Guarantor in default or claimed default under any agreement for borrowed money.

(b)	Guarantor agrees to immediately give Lender written notice of any material adverse change in its financial condition, including but not limited to litigation commenced, tax liens filed, defaults claimed under Guarantor’s indebtedness for borrowed money or bankruptcy proceedings commenced by or against Guarantor.

(c)	Guarantor agrees to deliver to Lender copies of (i) the Form 10-K Annual Report for Guarantor within ninety (90) days of the date of filing with the Securities and Exchange Commission, and (ii) Form 10-Q Quarterly Report for Guarantor within sixty (60) days after the date of filing with the Securities and Exchange Commission.

(d)	Guarantor is fully aware of the financial condition of Borrower and delivers this Guaranty based solely upon its own independent investigation and in no part upon any representation or statement made by Lender with respect thereto. Guarantor is in a position to, and hereby assumes full responsibility for, obtaining any additional information concerning Borrower’s financial condition as Guarantor may deem material to its obligations hereunder. Guarantor is not relying upon nor expecting Lender to furnish to it any information in Lender’s possession concerning Borrower’s financial condition.

(e)	None of the loan advances will be used for (i) Guarantor’s personal, family or household purposes, or (ii) to purchase or otherwise obtain title to residential property which is security for Guarantor’s obligations under this Guaranty.

4

15. Security. The performance of Guarantor’s obligations under this Guaranty is unsecured, other than for such rights of set-off which Lender may have by virtue of its holding Guarantor’s property.

16. Miscellaneous.

(a) No right or remedy conferred upon or reserved to Lender under this Guaranty is intended to be exclusive of any other available remedy or remedies but each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty, or the Loan Documents, or as may now or hereafter exist at law or in equity. No waiver, amendment, release or modification of this Guaranty shall be established by conduct, custom or course of dealing, but only by an instrument in writing duly executed by Lender.

(b) Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular, and the masculine, feminine and neuter shall be freely interchangeable.

(c) This Guaranty is delivered and made in, is executed with respect to and shall in all respects be construed pursuant to and governed by the laws of the State of Michigan.

(d) This Guaranty and each and every part hereof, shall be binding upon Guarantor and its heirs, administrators, representatives and executors and shall inure to Lender’s benefit, and Lender’s successors and assigns, including each and every holder of the Note.

(e) This Guaranty may be executed by one or more of the parties hereto on any number of separate counterparts and all of the counterparts taken together shall constitute one and the same instrument.

(f) This Guaranty constitutes the joint and several obligation of each guarantor of the Guaranteed Obligations, including the undersigned, and shall be fully binding upon and enforceable against any or all of such parties or persons and their sole and separate estates. Neither the death nor release of any guarantor of the Guaranteed Obligations shall affect or release the joint and several liability of any other person or party. Lender may at its option, enforce this Guaranty against one or more or all of the guarantors of the Guaranteed Obligations; provided Lender shall not be required to resort to enforcement against each and every guarantor of the Guaranteed Obligations and the failure to proceed against or join each and every of the guarantors of the Guaranteed Obligations shall not affect the joint and several liability of each of the guarantors of the Guaranteed Obligations.

(g) This Guaranty is intended by Guarantor as a final expression of its agreement and is intended as a complete statement of the terms and conditions to which Guarantor is bound.

17. Waiver of Jury Trial. Guarantor’s legal counsel has advised it that (a) there may be a constitutional right to a jury trial in connection with any claim, dispute or lawsuit arising out of this Guaranty, and (b) such constitutional right may be waived. After consultation with its counsel (or opportunity to consult), Guarantor believes that it is in its best interest in this commercial transaction to waive such right. Accordingly, Guarantor hereby waives its right to a jury trial and further agrees that the best forum for hearing any claim, dispute or lawsuit, if any, arising in connection with this Guaranty or Guarantor’s relationship with Lender, shall be a court of competent jurisdiction sitting without a jury.

GUARANTOR GIVES THIS GUARANTY FREELY AND VOLUNTARILY TO LENDER WITHOUT ANY DURESS OR COERCION. GUARANTOR HAS CONSULTED WITH ITS OWN COUNSEL (OR HAS HAD THE OPPORTUNITY TO CONSULT WITH ITS OWN COUNSEL) AND HAS CAREFULLY AND COMPLETELY READ ALL OF THE TERMS AND PROVISIONS OF THIS GUARANTY.

[Signature on following page]

5

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered as of the date set forth above.

GUARANTOR:

PEN INC.,
a Delaware corporation

By:	/s/ Scott E. Rickert
Name:	Scott E. Rickert
Its:	Chief Executive Officer

6